[***] Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

Exhibit 10.1

SUPPLY AGREEMENT

This Supply Agreement (the "Agreement") is entered into as of December 11, 2000 (the "Effective Date"), between Dixie Chemical Company, having an address at 300 Jackson Hill, Houston, Texas 77007 ("DIXIE"), and Pharmacyclics, Inc., a Delaware corporation, having its principal executive offices at 995 E. Arques Avenue, Sunnyvale, California 94086-4521 ("PCYC"). DIXIE and PCYC are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

Recitals

Whereas, PCYC is engaged in the development of and owns or has a license to certain rights relating to its proprietary compounds motexafin lutetium and motexafin gadolinium, each of which is a human pharmaceutical agent for the treatment of certain diseases, and wishes to develop, market and commercially distribute such agents;

Whereas, DIXIE has expertise in conducting the cGMP manufacturing of bulk pharmaceutical intermediates;

Whereas, DIXIE and PCYC are parties to that certain Feasibility Evaluation Agreement effective March 4, 1999, as amended, regarding DIXIE's conduct of certain process scale-up and cGMP fine chemicals manufacturing services for PCYC (the "Prior Agreement");

Whereas, PCYC now desires to have DIXIE manufacture, label, package, test and ship bulk forms of its proprietary pharmaceutical intermediates, and DIXIE desires to undertake such activities, on the terms hereinafter set forth;

Now, Therefore, in consideration of the foregoing premises and the mutual promises hereinafter set forth, the Parties hereby agree as follows:

  Definitions.

  As used herein, the following capitalized terms shall have the following meanings:

    "Acceptable Product" means a Batch of Product Manufactured by DIXIE and delivered to PCYC hereunder that meets the Release Criteria for such Product, as determined pursuant to Section 4.2.

    "Affiliate" means, as to a Party hereto, any person, corporation, company, partnership, joint venture, firm and/or other entity which controls, is controlled by or is under common control with such Party. For these purposes, "control" means direct or indirect ownership or control of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equitable interest in any other type of entity.

    "Batch" means a specific quantity of a Product that (a) is intended to have uniform character and quality within specified limits, and (b) is produced according to a single manufacturing order during the same cycle of manufacture.

    "Capacity" means, with respect to each Product to be Manufactured by DIXIE hereunder, DIXIE's Manufacturing capacity for such Product, as set forth in the applicable Product Appendix.

    "Confidential Information" shall have the meaning ascribed in Section 12.1.

    "Controlled" means, with respect to any material, information or intellectual property right, possession of the ability by a Party to grant access, a license, or a sublicense to such material, Information or intellectual property right as provided for herein without violating an agreement with a Third Party as of the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

    "Current Good Manufacturing Practices" or "cGMP" means: (a) the good manufacturing practices required by the FDA and set forth in the FD&C Act or FDA regulations (including without limitation 21 CFR 210 and 211), policies, or guidelines, in effect at any time during the term of this Agreement, for the manufacture and testing of pharmaceutical materials as applied to bulk pharmaceuticals or their intermediates, as applicable; and (b) the corresponding requirements of each applicable Regulatory Authority, in each case as may be further specified in the applicable Product Appendix.

    "DIXIE Technology" means (a) all inventions that are necessary or useful for the Manufacture, use or sale of a Product, and all patents (including without limitation reissues, re-examinations and inventor's certificates) covering such inventions; and (b) all information, trade secrets and know-how that are necessary or useful for the Manufacture, use or sale of a Product, in each case that are Controlled by DIXIE during the term of this Agreement.

    "Drug Master File" or "DMF" means, with respect to each Product Manufactured by DIXIE hereunder, a drug master file covering DIXIE's Manufacture of such Product in accordance with 21 CFR 314.420, as may be amended from time to time, and any foreign equivalents.

    "Drug Product" means a filled and finished pharmaceutical product for clinical use, or for commercial use and/or sale, that employs or incorporates one or more Products.

    "Drug Substance" means a bulk form of the pharmaceutically active compound motexafin lutetium or motexafin gadolinium, as applicable.

    "Facility" means DIXIE's Manufacturing facility [ *** ], or such other Manufacturing facility as may be set forth in the applicable Product Appendix.

    "FDA" means the United States Food and Drug Administration or any successor entity thereto.

    "FD&C Act" means the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.

    "Force Majeure Event" shall have the meaning ascribed in Article 14.

    "Identification Testing Standards" means the identification standards for each PCYC Material to be supplied hereunder as set forth in the applicable Product Appendix.

    "IND" means an Investigational New Drug Application filed with the FDA, or a corresponding application filed with any other Regulatory Authority.

    "Intermediate" means an intermediate compound required for the synthesis of a Drug Substance.

    "IP" means any and all inventions, improvements, information and know-how, including without limitation those related to processes, compositions of matter and methods of use, made by or on behalf of either Party individually or jointly, arising out of the performance of this Agreement or of the Prior Agreement, whether protectable by patent or as a trade secret, and all intellectual property rights therein and thereto.

    "Manufacture," "Manufactured" or "Manufacturing" means the synthesis, processing, preparation, handling, packaging and labeling of Products, the storage and testing of Materials and Products, and the cleaning of the equipment used in the foregoing activities.

    "Master Batch Record" means, with respect to each Product to be Manufactured hereunder, the formal set of instructions for the Manufacture of such Product, as further described in Section 6.1.

    "Materials" means, with respect to each Product to be Manufactured hereunder, the raw material, primary packaging, secondary packaging and labeling to be used in the Manufacture of such Product hereunder.

    "Materials Specifications" means, with respect to each of the Materials for a particular Product, the written specifications for each of such Materials as set forth in the applicable Product Appendix.

    "Material Supply Breach" means:

        DIXIE's falling more than [ *** ] behind its schedule for its Manufacturing campaign with respect to any Purchase Order submitted by PCYC and accepted by DIXIE pursuant to Section 3.4, as such schedule is provided to PCYC pursuant to Section 3.4.3; or

        DIXIE's failure to supply to PCYC at least [ *** ] of the quantity of Acceptable Product set forth in any Purchase Order submitted to and accepted by DIXIE pursuant to Section 3.4 by the delivery date set forth in such Purchase Order.

    [ *** ]

    "NDA" means a New Drug Application filed with the FDA or any other regulatory filing necessary to obtain marketing approval from a Regulatory Authority.

    "Packaging Specifications" means, with respect to each Product to be Manufactured hereunder, the written specifications for the packaging of such Product as set forth in the applicable Product Appendix, as such specifications may be amended from time-to-time by written agreement of the Parties.

    "PCYC Materials" means, with respect to each Product to be Manufactured hereunder, those Materials for such Product that PCYC is obligated to supply as set forth in the applicable Product Appendix.

    "PCYC Technology" means all patents (including without limitation, reissues, re-examinations and inventor's certificates) covering the Manufacture of Products hereunder, and all information, trade secrets and know-how related thereto, that is Controlled by PCYC during the term of this Agreement.

    "Product" means an Intermediate to be Manufactured by DIXIE hereunder.

    "Product Appendix" means, for each Product to be Manufactured hereunder, the Product Specifications, the price per kilogram and the validation and Manufacturing activities to be performed by DIXIE for such Product, including without limitation the testing programs and development schedules, and any other information that the Parties deem appropriate. Each Product Appendix shall be agreed upon by the Parties as further described in Section 2.1. The documentation comprising the Product Appendices shall be attached and incorporated herein as Schedule 1.30 hereto, and may be amended only by the Parties' written agreement.

    "Product Specifications" means, with respect to each Product to be Manufactured hereunder, the written specifications for the testing of such Product, as detailed in the applicable Product Appendix, as such specifications may be amended from time-to-time by written agreement of the Parties.

    "Purchase Orders" means written purchase orders provided by PCYC to DIXIE, which shall specify: (a) the quantity of Product to be Manufactured by DIXIE, (b) the Purchase Price of such Product as set forth in the applicable Product Appendix, (c) the dates on which such Product shall be shipped, and (d) the shipping address(es) designated by PCYC.

    "Purchase Price" means, with respect to each Product to be Manufactured hereunder, the price per kilogram of such Product as set forth in the applicable Product Appendix.

    "QC Sample" shall have the meaning ascribed in Section 4.1.

    "Regulatory Approval" means all authorizations by the appropriate Regulatory Authority necessary for use, development, Manufacture, distribution, promotion or sale of a Product, Drug Substance or Drug Product in a particular regulatory jurisdiction.

    "Regulatory Authority" means any national, supranational, regional, state or local regulatory agency, department or other government entity with the authority to approve and regulate the use, development, Manufacture, distribution or sale of a Product or Drug Product in a regulatory jurisdiction. "Regulatory Authority" shall also include any non-governmental group licensed by an entity described in the preceding sentence to perform inspections, audits and/or reviews.

    "Release Criteria" shall have the meaning ascribed in Section 4.2.1.

    "Released Executed Batch Record" means the completed Batch record and associated deviation reports, investigation reports and certificates of analysis created by DIXIE for each Batch Manufactured hereunder, including written confirmation that such Batch record has been reviewed and approved by DIXIE's quality assurance unit.

    "Test Methods" means, with respect to each Product Manufactured hereunder, the written procedures for evaluating compliance with the applicable Product Specifications, as set forth in the applicable Product Appendix.

  Product Appendices

    Product Appendices.

      For each Product to be Manufactured by DIXIE hereunder, the Parties shall agree in writing upon a Product Appendix, as follows: For all Products that PCYC desires DIXIE to Manufacture hereunder, PCYC shall prepare and deliver to DIXIE two (2) copies of the corresponding Product Appendix. DIXIE shall either sign such Product Appendix and return one (1) copy to PCYC, or shall return to PCYC an amended Product Appendix acceptable to DIXIE, in each case within [ *** ] of receipt of such Product Appendix from PCYC. In the latter case, if such amended Product Appendix is not acceptable to PCYC, then PCYC shall so notify DIXIE within [ *** ] of PCYC's receipt of such amended Product Appendix, and the Parties shall promptly meet in order to resolve in good faith any outstanding disagreements with respect to such amended Product Appendix.

      Notwithstanding any other provision of this Section 2.1, this Agreement shall not be deemed to be amended or modified in any manner by any provision of any Product Appendix; provided, however, that a particular Product Appendix may supersede a particular term of this Agreement, solely with respect to the work that is the subject of such Product Appendix, only if such Product Appendix specifically and expressly sets forth the intent that such term shall be so superseded.

    Amendments to Product Appendix. Each Product Appendix may be amended from time to time, as the Parties' experience with the development, Manufacture, testing and use of the applicable Product warrants, upon mutual written agreement of PCYC and DIXIE.

    Feasibility Studies. The Parties may, from time to time during the term of this Agreement, enter into separate written agreements pursuant to which they will evaluate the feasibility of DIXIE's Manufacturing new Intermediates pursuant to this Agreement. Neither Party shall be required to enter into any such agreement, nor to enter into a Product Appendix for such an Intermediate, except on terms that are acceptable to such Party in its sole discretion.

  Manufacturing

    Agreement to Purchase and Supply. During the term of this Agreement, PCYC agrees to purchase from DIXIE and DIXIE agrees to Manufacture, sell and deliver to PCYC, such quantities of each Product as may be set forth [ *** ] placed by PCYC and accepted by DIXIE, pursuant to the terms and conditions of this Agreement (including without limitation the applicable Product Appendix).

    Supply of Materials.

      DIXIE shall supply, at its expense, all Materials necessary to Manufacture each Product other than the PCYC Materials.

      PCYC shall supply, at its expense, all PCYC Materials necessary to Manufacture each Product hereunder. PCYC shall deliver or cause to be delivered a reasonably sufficient amount of the applicable PCYC Materials for each Product to be Manufactured hereunder to the applicable Facility sufficiently in advance of the date of delivery set forth in the applicable Purchase Order such that DIXIE can fill such Purchase Orders, which required advance time, as well as any storage requirements for such PCYC Materials, shall be set forth in the applicable Product Appendix.

      Upon receipt of the PCYC Materials as set forth above, DIXIE shall review the accompanying certificate(s) of analysis and test the PCYC Materials for conformance with the Identification Testing Standards, in accordance with the analytical test methods set forth in the applicable Product Appendix. Both the Identification Testing Standards and related analytical test methods may be amended from time to time upon mutual written agreement of PCYC and DIXIE.

      Within [ *** ] of receipt of the PCYC Materials described in Section 3.3.1, or such other period as may be specified in the applicable Product Appendix, DIXIE shall determine if such PCYC Materials meet the applicable Identification Testing Standards. If DIXIE determines that such PCYC Materials meet the Identification Testing Standards, then such PCYC Materials shall be used by DIXIE in performing its Manufacturing obligations under this Agreement. If DIXIE determines that any such PCYC Materials do not meet the Identification Testing Standards, then DIXIE shall make no use of such non-conforming PCYC Materials and shall promptly confer with PCYC to determine how to proceed. DIXIE shall return, rework or destroy any non-conforming PCYC Materials as directed by PCYC in writing and at PCYC's expense.

      From the time of delivery of the PCYC Materials to DIXIE until the earlier of (a) delivery by DIXIE of Product, or (b) return or destruction of the PCYC Materials by DIXIE that do not meet the Identification Testing Standards, each in the manner provided in this Agreement, DIXIE shall bear all risk of loss of such PCYC Materials. DIXIE shall comply with all applicable laws, rules, regulations and guidelines in the use, storage, handling and transportation of the PCYC Materials. PCYC shall retain all right, title and interest in and to all PCYC Materials at all times.

    Forecasts. [ *** ]

    Purchase Orders.

      All purchases of Products shall be made [ *** ] as agreed to in writing by the Parties, at least [ *** ] in advance of the date of shipment specified in said Purchase Order, or to such other location and/or within such other time period as may be specified in the applicable Product Appendix.

      DIXIE shall ship all Products as set forth in Section 4.5 by the date and in the quantities specified in the applicable Purchase Order. PCYC shall be obligated to buy and DIXIE shall be obligated to sell only the quantities of Product which are subject to a Purchase Order accepted by DIXIE. DIXIE shall be obligated to accept all Purchase Orders to the extent that such Purchase Orders do not exceed DIXIE's Capacity for the applicable Product. DIXIE shall be deemed to have rejected any portion of a Purchase Order to the extent that such Purchase Order exceeds DIXIE's Capacity for the applicable Product, unless DIXIE accepts such excess portion in writing within [ *** ] of its receipt of such Purchase Order.

      Within [ *** ] following its acceptance of a Purchase Order, DIXIE shall provide to PCYC a written schedule of its intended Manufacturing campaign for fulfilling such Purchase Order.

      To the extent that the terms of a Purchase Order are inconsistent with the terms of this Agreement, this Agreement shall control. No Purchase Order shall be deemed to amend, modify or supplement this Agreement or any Product Appendix.

      (a) Testing of Batches by DIXIE. DIXIE will test each Batch of Product in accordance with the applicable Test Methods and Product Specifications, and shall supply PCYC with a certificate of analysis confirming that such Batch meets the applicable Product Specifications and Packaging Specifications at the time of batch release if practicable, but in any event no later than with shipment of the QC Sample. DIXIE shall hold and store samples from each Batch in accordance with Section 6.3.1. If DIXIE notices any testing or material manufacturing discrepancies during the Manufacturing of a Product, DIXIE shall promptly notify PCYC. PCYC may retest a Product as more fully set forth in Section 4.2 to confirm that it meets the applicable Product Specifications and Packaging Specifications.

    DIXIE Covenant. DIXIE shall not (a) sell, provide or transfer any Product to any third party, nor (b) use, allow any third party to use nor otherwise dispose of any Product, except in each case as specifically set forth in this Agreement or as expressly authorized by PCYC in writing. PCYC shall retain all right, title and interest in and to the Products Manufactured hereunder at all times.

    Material Supply Breach.

      If a Material Supply Breach occurs and either (a) DIXIE has failed to deliver to PCYC a plan detailing how DIXIE will cure such Material Supply Breach to PCYC's satisfaction within [ *** ] following receipt of written notice from PCYC that a Material Supply Breach has occurred, or (b) PCYC has accepted such plan to cure such Material Supply Breach and DIXIE fails to adhere to such plan to PCYC's reasonable satisfaction, then in addition to any other rights that PCYC may have at law or equity: [ *** ]

      If DIXIE reasonably anticipates that there is a substantial likelihood that a Material Supply Breach will occur, then DIXIE shall promptly notify PCYC in writing thereof. Upon receipt of such notice, the Parties shall promptly confer to discuss the circumstances and magnitude of such potential Material Supply Breach, and to determine in good faith whether there are any reasonable steps that DIXIE could take to avoid such Material Supply Breach.
      [ *** ]

      If PCYC cancels any Purchase Orders as described in this Section 3.6, then upon PCYC's request DIXIE shall promptly, but no later than [ *** ] after receipt of PCYC's request, (a) ship to PCYC or its designee, [ *** ], any PCYC Materials delivered to DIXIE under Section 3.2.2 for use in Manufacturing such Product which have not been consumed in the Manufacture of such Product, and [ *** ].

    Subcontractors. DIXIE may not subcontract its obligations under this Agreement to any third party or Affiliate without PCYC's prior written consent or as specifically set forth in the applicable Product Appendix. All such subcontractors shall agree in writing to be bound by the terms of this Agreement prior to conducting any work hereunder.

    DIXIE's Facility. All Manufacture of Products hereunder shall be conducted at the Facility. In the event that DIXIE sells or otherwise transfers ownership or control of the Facility to any third party or Affiliate, such third party or Affiliate shall expressly assume DIXIE's obligations hereunder in writing; provided, however, that any such assumption shall not relieve DIXIE of any liability for such third party's or Affiliate's failure to perform under this Agreement. DIXIE hereby expressly waives any requirement that PCYC exhaust any right, power or remedy, or proceed directly against such third party or Affiliate, for any obligation or performance hereunder prior to proceeding directly against DIXIE.

    [ *** ]

  Delivery and Acceptance

    Quality Control Sample of Product. Prior to the shipment of any Batch of Product, DIXIE shall provide PCYC with (a) a quality control sample of such Batch as specified in the applicable Product Appendix (the "QC Sample") for the purpose of confirming that such Batch meets the Product Specifications and Packaging Specifications; (b) one copy of the corresponding Released Executed Batch Record, together with written confirmation that such Batch record has been reviewed and approved by DIXIE's quality assurance unit; and (c) a certificate of analysis for such Batch.

    Acceptance and Rejection of Product.

      PCYC may reject any Batch delivered hereunder that does not conform with the applicable Master Batch Record, DIXIE's standard operating procedures, certificate of analysis, Product Specifications or Packaging Specifications, or applicable documentation or process requirements (collectively, the "Release Criteria") based upon PCYC's testing of the QC Sample in accordance with the Test Methods and review of the Released Executed Batch Record. Any such notice of rejection shall be in writing and shall indicate the reasons for such rejection. Such notice is to be delivered to DIXIE within [ *** ] from PCYC's receipt of the QC Sample, Released Executed Batch Record and certificate of analysis from the designated carrier or such other period as may be specified in the applicable Product Appendix (the "Testing Period"). If DIXIE does not receive such notice of rejection by the end of the Testing Period, then PCYC shall be deemed to have accepted such Batch.

        After notice of rejection is given, PCYC shall cooperate with DIXIE in establishing the root cause of the rejection and shall deliver to DIXIE a sample of the allegedly non-conforming QC Sample for DIXIE's evaluation. DIXIE will evaluate process issues and other reasons for such non- compliance. DIXIE shall notify PCYC in writing as promptly as reasonably possible whether it disputes PCYC's basis for any rejection, but in any event no later than [ *** ] after its receipt of PCYC's notice of rejection or such other period as may be specified in the applicable Product Appendix (the "Response Period"). If PCYC does not receive such notice of dispute by the end of the Response Period, then DIXIE shall be deemed to agree with PCYC's rejection of such Batch.

        If DIXIE provides PCYC notice, in accordance with subsection (a) above, that it disputes PCYC's determination that a QC Sample does not meet the Release Criteria, then such QC Sample shall be submitted to a mutually acceptable, independent third party laboratory to determine whether such QC Sample conforms to the Release Criteria. The Parties agree that such third party laboratory's determination shall be final and binding.

          If the third party laboratory determines that such QC Sample meets the Release Criteria, then PCYC shall be deemed to have accepted such Batch, and shall pay for such Batch as set forth in Section 5.2.

          If the third party laboratory determines that such Product does not meet the Release Criteria, then such Batch shall be deemed rightfully rejected, and PCYC shall have no further obligation under this Agreement with respect to such Batch.

          DIXIE shall initially bear the expenses of such independent third party laboratory with respect to such testing of such Batch; provided that if such third party laboratory rules against PCYC, then PCYC shall reimburse DIXIE for such documented expenses.

        [ *** ]

      Any Batch accepted by PCYC under this Section 4.2 shall remain subject to DIXIE's warranties in Sections 8.2 and 8.3.

    Replacement Batches. Whether or not DIXIE accepts PCYC's basis for rejection of a Batch under Section 4.2, promptly following receipt of a notice of such rejection and receipt of the applicable PCYC Materials from PCYC, DIXIE shall use its reasonable commercial efforts at PCYC's written request to replace such rejected Batch. PCYC shall purchase such replacement Batch at the applicable Purchase Price, subject to its acceptance of such Batch pursuant to Section 4.2.

    Destruction of Product . Neither Party may destroy any Product rejected by PCYC under Section 4.2.1 until the independent third party laboratory determines whether such Product meets such Release Criteria and provides written notification to the Parties with respect to such determination, unless DIXIE accepts PCYC's basis for such rejection. Thereafter, DIXIE shall have the obligation to destroy, or have destroyed, at its cost, all such rejected Product. Upon DIXIE's written request and at DIXIE's cost, PCYC shall return to DIXIE any rejected Product. The method of such destruction shall be in compliance with all national, federal, state and local laws, rules and regulations.

    Delivery of Product . All deliveries of Product and QC Samples shall be shipped FCA (INCOTERMS 2000) the Facility to a location designated by PCYC, using a carrier acceptable to PCYC. All Batches shall be so shipped within [ *** ] of acceptance of each Batch pursuant to Section 4.2 unless otherwise agreed in writing by the Parties. PCYC shall be responsible for all freight and delivery charges, including without limitation insurance charges, and shall assume all risk of loss of the Product and QC Samples after transfer of possession to the designated carrier. All Product and QC Samples shall be delivered to PCYC free and clear of all liens, claims and encumbrances.

  Purchase Price and Payment.

    Purchase Price. Subject to the terms of this Section 5.1, PCYC shall pay DIXIE the applicable Purchase Price for each shipment of Product delivered by DIXIE and accepted by PCYC pursuant to Section 4.2. The Purchase Price shall be deemed to be full compensation for all work performed by DIXIE relating to the Manufacture and supply of such Product hereunder, including without limitation all Materials provided by DIXIE for use in such Manufacture, all inspection and testing activities performed by DIXIE and delivery of such Product as set forth in Section 4.5, unless expressly provided otherwise herein or in the applicable Product Appendix.

    Payment. Each Product Manufactured and supplied hereunder shall be invoiced at the applicable Purchase Price following PCYC's acceptance thereof pursuant to Section 4.2. Payments by PCYC shall be made in U.S. dollars by check mailed to DIXIE by regular first class mail within [ *** ] from the later of [ *** ].

    Records. DIXIE shall keep accurate records in sufficient detail to permit the determination of all invoices and fees payable, credits due and quantities of Product Manufactured hereunder. Within [ *** ] following a request by PCYC, DIXIE shall permit PCYC or its designee to examine such records during ordinary business hours for the purpose of verifying the correctness of any such invoices, fees, credits and quantities. DIXIE shall retain such records for at least [ *** ] from the date of each invoice to which such records pertain or for such longer period as may be required by any Regulatory Authority.

  Quality Assurance; Regulatory.

    Master Batch Record. Each Master Batch Record for each Product shall be prepared and maintained in DIXIE's standard format by DIXIE, using PCYC's master formula and technical support. Each Master Batch Record shall be subject to approval by Pharmacyclics' Chemical Operations and Quality Assurance groups. PCYC will use reasonable efforts to ensure that its review and approval of such documents are completed in a timely manner

    Audits.

      PCYC shall have the right to conduct a general audit of the Facility and of the equipment, system, processes and related documentation used in the Manufacture of Products to evaluate compliance with cGMP every [ *** ], or more frequently for cause. PCYC may make recommendations to DIXIE based on such audit, and DIXIE agrees to give such recommendations good faith consideration. DIXIE shall be responsible for compliance with cGMP and shall promptly take such action, at its expense, as may be necessary to bring said equipment, system, processes, documentation and Facility into conformance therewith.

      In the event that PCYC notifies DIXIE following an audit under Section 6.2.1 that DIXIE is not in compliance with cGMP, and DIXIE disagrees with such finding, then the Parties shall promptly meet to resolve in good faith the issues relating to such alleged non-compliance.

      Reasonable notice will be provided by PCYC to DIXIE to schedule the date of such audit. If DIXIE needs to cancel such audit due to events outside of DIXIE's reasonable control (e.g., FDA inspection unrelated to the Product, act of God, such audit would lead to an unavoidable breach of DIXIE's confidentiality obligations to a third party, etc.), DIXIE will immediately contact PCYC to reschedule the audit to occur as soon as possible.

      PCYC's failure to exercise its right to audit the Facility will not represent a waiver of any future exercise of this right or of any other rights under this Agreement, nor does it represent acceptance of any conditions past or present that might exist or result from such conditions at the Facility.

    Regulatory Matters; Records.

      DIXIE shall keep documentation and records in accordance with the requirements of cGMP. DIXIE will provide to PCYC copies of all documentation and information relating to the Manufacture, processing, packaging and shipping of Product and/or required to support PCYC's NDAs (or INDs, if appropriate) or other regulatory submissions, including but not limited to information relating to Batch records, specifications, methods, method validations, equipment and the Facility, for review and inclusion as necessary in PCYC's regulatory submissions. DIXIE shall maintain all records and documentation under this Section 6.3 and any inspection samples and data for at least [ *** ] past the expiration dates of each Batch or for such longer period as may be required by cGMP or other regulations promulgated by the Regulatory Authorities applicable to the relevant Product.

      Prior to DIXIE's destruction of any of the records or documentation described in Section 6.3.1, DIXIE shall notify PCYC in writing specifically identifying the records or documentation that it wishes to destroy. PCYC shall have [ *** ] from its receipt of such notice to notify DIXIE that it desires to receive such records or documentation. In such event, such records or documentation shall be delivered to PCYC or its designee at PCYC's expense. If PCYC does not notify DIXIE that it desires to receive such records or documentation within such thirty-day period, then DIXIE shall be free to destroy such records or documentation.

      DIXIE shall be solely responsible, at its expense, for obtaining and maintaining all Regulatory Approvals required for it to carry out its development, regulatory and Manufacturing obligations hereunder. DIXIE agrees to cooperate fully with PCYC in PCYC's efforts to obtain and maintain any Regulatory Approval which may be required for the use of the Products, or the Manufacture and/or marketing of Drug Products, in any country. Such efforts shall include, without limitation, (a) providing information in DIXIE's possession that is useful or required by PCYC to submit regulatory filings or obtain or maintain Regulatory Approvals with respect to Products and/or Drug Products, including all information necessary for PCYC to complete the CMC portions of its regulatory filings; (b) allowing the use of DIXIE's name in any such filings; and (c) taking any and all other actions reasonably required to assist PCYC or its designee in obtaining Regulatory Approval of Drug Products.

      Upon the requirement of any Regulatory Authority, such entity shall have access to observe and inspect the Facility and DIXIE's quality and manufacturing documents and procedures used for the Manufacture of any Product, including process development and Manufacturing operations, and to audit such Facility, documents and procedures for compliance with cGMP and/or other applicable regulatory standards. DIXIE shall give PCYC immediate notice of any upcoming inspections or audits by a Regulatory Authority of the Facility, documents and/or procedures relating to any Product Manufactured hereunder, and shall provide PCYC the opportunity to conduct a pre-inspection of the Facility and such documents and procedures, and to observe and participate in such inspection or audit.

      DIXIE also agrees to notify PCYC within [ *** ] of any written or oral inquiries, notifications, or inspection activity by any Regulatory Authority in connection with any Product. DIXIE shall provide a reasonable written description to PCYC of any such inquiries, notifications or inspections promptly (but in no event later than [ *** ]) after such visit or inquiry. DIXIE shall furnish to PCYC (a) within [ *** ] after receipt, any report or correspondence issued by the Regulatory Authority in connection with such visit or inquiry, including but not limited to any FDA Form 483 (List of Inspectional Observations) or warning letter, and (b) not later than [ *** ] prior to the time it provides to a Regulatory Authority, copies of any and all proposed written responses or explanations relating to items set forth above (each, a "Proposed Response"), in each case purged only of trade secrets or other confidential or proprietary information of DIXIE that are unrelated to the obligations under this Agreement or are unrelated to Products. DIXIE shall discuss with PCYC any comments provided by PCYC on the Proposed Response and the Parties shall mutually agree on the final written response or explanation to be provided to the Regulatory Authority. After the filing of a response with the appropriate Regulatory Authority, DIXIE will notify PCYC of any further contacts with a Regulatory Authority relating to DIXIE's Manufacture of Products.

      DIXIE shall promptly notify PCYC of any other production issues or other information of which DIXIE becomes aware that may affect the regulatory status of a Product or the ability of DIXIE to supply a Product in accordance with PCYC's forecasted requirements.

      DIXIE agrees to promptly rectify or resolve any deficiencies noted by a Regulatory Authority in a report or correspondence issued to DIXIE, and that are based on DIXIE's performance under this Agreement, at DIXIE's expense except as otherwise set forth in Section 6.6.3.

      Each Party shall promptly notify the other of new regulatory requirements of which it becomes aware which are relevant to the Manufacture of a Product under this Agreement and which are required by the FDA, other applicable Regulatory Authority or other applicable laws or governmental regulations, and shall confer with each other with respect to the best means to comply with such requirements.

    Drug Master File. DIXIE shall file and maintain the appropriate DMF for its Manufacture of each Product hereunder, at DIXIE's expense. DIXIE shall provide PCYC and its Affiliates, partners, licensees and designees with letters of authorization to reference such DMF in their respective filings with the FDA and other Regulatory Authorities.

    Stability Testing. DIXIE shall be responsible for performing stability testing of each commercial Product, in accordance its own internal policies and procedures, except as otherwise set forth in the applicable Product Appendix.

    Changes in Manufacture.

      DIXIE shall not alter any processing steps with respect to the Manufacture of each Product, as such steps are set forth in the NDA, DMF (or IND, if appropriate), applicable Manufacturing protocols, Master Batch Records or any other document governing such steps. DIXIE may, from time to time, suggest to PCYC changes DIXIE may wish to make in the Manufacture of a Product, the location of Manufacture within the Facility, the equipment used to Manufacture such Intermediate or Product or the process used to Manufacture such Intermediate or Product. DIXIE shall notify PCYC of any such suggested changes via DIXIE's change notice procedure, but shall not implement any such changes until signature approval has been received from PCYC's authorized Quality Assurance and Chemical Operations representatives designated in the applicable Product Appendix. PCYC shall have no obligation to accept any such suggestions. Any such changes shall be made in accordance with both DIXIE's and PCYC's change control policies and procedures.

      In the event that [ *** ], unless otherwise agreed by the Parties in writing:

        [ *** ]; and

        [ *** ].

      For clarity, neither [ *** ].

      [ *** ].

    Emergency Access. The Parties agree that in case of an emergency with the potential to affect the quality of any Product, a PCYC representative shall have [ *** ] access to DIXIE's plant management, who shall [ *** ] access to the Facility and all applicable personnel, records and documents for the purpose of dealing with such emergency, and PCYC shall have the right to audit the Facility for cause as set forth in Section 6.2.1.

    Compliance with Laws. In its performance under this Agreement, DIXIE shall comply with all applicable present and future orders, regulations, requirements and laws of the United States federal, state and local authorities and agencies, and all other Regulatory Authorities including without limitation all laws and regulations applicable to the transportation, storage, use, handling and disposal of hazardous materials. DIXIE represents and warrants to PCYC that it has and will maintain during the term of this Agreement all Regulatory Approvals, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.

  Complaints; Recalls.

    Complaints and Adverse Reactions.

      DIXIE shall advise PCYC of any complaints, adverse reaction reports, safety issues or toxicity issues relating to any Product of which it becomes aware, regardless of the origin of such information, within the time frame required by cGMP and 21 CFR 312 and 314, and the corresponding regulations of the applicable Regulatory Authorities (collectively, the "Regulations"), but in no event later than [ *** ] from the initial complaint or report. PCYC's shall notify DIXIE promptly of complaints that are relevant to the Manufacturing activities conducted by DIXIE hereunder, except where such complaints or adverse reactions are due to inherent Product characteristics or arise from the activities of third parties unrelated to DIXIE.

      PCYC shall retain and manage complaints in accordance with the Regulations. The Parties hereby agree to cooperate with one another and with any Regulatory Authority in the evaluation and investigation of any complaint, claim or adverse reaction report related to the Manufacture of a Product with the intention of promptly complying with the Regulations.

      If any such event occurs, DIXIE shall retain any unused supplies of such Product and its associated Materials (including without limitation PCYC Materials), and all associated Batch and other production records in such manner as PCYC may reasonably direct. Such retention shall be at PCYC's expense, except to the extent that such event is caused by DIXIE's wrongful act or omission. DIXIE agrees to respond to PCYC in respect to such complaint investigations involving DIXIE's Manufacturing of a Product or services rendered hereunder as soon as reasonably possible but in any case within [ *** ] from receipt by DIXIE of the report of such complaint and sample (if available), or in the case of a serious adverse event, within [ *** ] from receipt of the report of such complaint and sample (if available). PCYC and/or its designee shall serve as the sole point of contact with the FDA or other applicable governmental entity concerning any complaints, adverse reaction reports, safety issues or toxicity issues with respect to the Product.

    Product Defects. If either Party becomes aware at any time of any defect or the possibility of any defect associated with any Product Manufactured by DIXIE hereunder, such Party will notify the other Party immediately and confirm the notification as soon as possible in writing.

    Recalls.

      PCYC shall notify DIXIE promptly if any Drug Product employing or incorporating a Product Manufactured by DIXIE hereunder is the subject of a recall, market withdrawal or correction, to the extent that such recall, market withdrawal or correction is due to such Product being employed or incorporated into such Drug Product. PCYC and/or its designee shall have the sole responsibility for the handling and disposition of any such recall, market withdrawal or correction.

      If a recall is required as a result of DIXIE's breach of any of its warranties set forth in Section 8.2 hereof, then DIXIE shall reimburse PCYC for the Purchase Price of such Product and all other reasonable costs and expenses associated with such Drug Product recall, market withdrawal or correction, but only to the extent that the foregoing costs and expenses are attributable to DIXIE's breach of its warranties hereunder. [ *** ] In all other events of a recall, market withdrawal or correction, all costs and expenses incurred in connection with such Drug Product recall, market withdrawal or correction shall be borne by PCYC.

      PCYC and/or its designee shall serve as the sole point of contact with the FDA or other applicable Regulatory Authority concerning any recall, market withdrawal or correction with respect to such Drug Product.

  Representations and Warranties.

    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that: (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such Party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

    DIXIE Product Warranties. DIXIE warrants that all Products Manufactured by DIXIE hereunder shall, at the time of delivery to PCYC's designated carrier: (a) conform to the applicable Product Specifications and Packaging Specifications; (b) have been Manufactured, handled, stored, labeled, packaged and transported in accordance with the Master Batch Records, and with cGMP and all other applicable laws, regulations and other requirements of all applicable Regulatory Authorities; and (c) not be (i) adulterated or misbranded by DIXIE within the meaning of the FD&C Act, or (ii) an article that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FD&C Act.

    No Debarment or Convictions. DIXIE represents and warrants that: (a) it has not and will not use in any capacity the services of any persons debarred under 21 U.S.C. Section 335a(a) or 335a(b) in connection with its Manufacture of any Product hereunder; (b) neither DIXIE nor any DIXIE official or employee has been convicted of a felony under Federal law for conduct relating to the development or approval, including the process for development or approval, of any drug, product, NDA, abbreviated NDA or IND; and (c) no DIXIE official or employee has been convicted of a felony under United States law for conduct otherwise relating to the regulation of any drug substance or drug product under the FD&C Act.

    Intellectual Property.

      DIXIE represents and warrants that: (a) PCYC's practice of the IP and/or the DIXIE Technology as contemplated herein will not infringe upon the intellectual property rights of any third party; and (b) none of the IP or the DIXIE Technology has been misappropriated from any third party nor is the result of any misuse of any third party's intellectual property; and (c) there is no action, suit or proceeding pending or that has been threatened, orally or in writing, against DIXIE, with respect to the infringement or misappropriation of any third party's intellectual property rights through the use of the IP or the DIXIE Technology.

      PCYC represents and warrants that: (a) DIXIE'S practice of the PCYC Technology (exclusive of the IP) as contemplated herein will not infringe upon the intellectual property rights of any third party; and (b) none of the PCYC Technology (exclusive of the IP) has been misappropriated from any third party nor is the result of any misuse of any third party's intellectual property; and (c) there is no action, suit or proceeding pending or that has been threatened, orally or in writing, against PCYC, with respect to the infringement or misappropriation of any third party's intellectual property rights through the use of the PCYC Technology (exclusive of the IP).

    No Other Representations or Warranties. Except as specifically set forth above in the Article 8, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY AS TO THE MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE PRODUCTS, whether used alone or in combination with any other material.

    Limitation of Liability. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, AS TO ANY CLAIM OF ANY NATURE ARISING IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, PATENT INFRINGEMENT OR OTHERWISE, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR CONTINGENT DAMAGES, COSTS OF LITIGATION, OR OTHER LOSS. The foregoing limitation of liability shall not apply with respect to third party claims.

  Indemnification.

    Indemnification by DIXIE. Subject to PCYC's compliance with Section 9.3, DIXIE shall indemnify, defend and hold harmless PCYC and its directors, officers, employees and agents from all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including without limitation reasonable attorneys' fees) or disbursements of any kind and nature whatsoever arising out of property damage or personal injury (including without limitation death) of third parties (collectively, "Claims"), to the extent that such Claims arise from any: (a) breach by DIXIE of any of its obligations under this Agreement including without limitation any of its warranties and representations hereunder, (b) negligent acts or omissions or willful misconduct of DIXIE or its employees or agents, and/or (c) infringement of any third party patents or other proprietary rights by DIXIE's manufacturing processes.

    Indemnification by PCYC. Subject to DIXIE's compliance with Section 9.3, PCYC shall indemnify, defend and hold harmless DIXIE and its directors, officers, employees and agents from all Claims to the extent that such Claims arise from any: (a) breach by PCYC of any of its obligations under this Agreement including without limitation any of its warranties and representations hereunder, (b) personal injury caused by adverse reaction to the formula of a Drug Product employing or incorporating a Product Manufactured by DIXIE hereunder, and/or (c) the promotion, labeling, marketing, distribution, use or sale of any Drug Product employing or incorporating a Product Manufactured by DIXIE hereunder, but in each case only to the extent that such liability is not covered by DIXIE's indemnification obligations under Section 9.1.

    Indemnification Procedures. A Party (the "Indemnitee") which intends to claim indemnification under this Article 9 shall promptly notify the other Party (the "Indemnitor") in writing of any action, claim or other matter in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees or agents, intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its directors, officers, employees and agents to permit, the Indemnitor at its discretion to settle any such action, claim or other matter, and the Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the Indemnitee's rights hereunder, or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise such rights, without Indemnitee's prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The Indemnitor shall not be responsible for any attorneys' fees or other costs incurred other than as provided herein. The Indemnitee and its directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 9. The Indemnitee shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

  Insurance.

  DIXIE shall at all times maintain general liability (including product liability) insurance coverage, at its own expense in full force and effect, [ *** ] with a responsible insurance carrier. Such insurance shall not be terminated or reduced without providing PCYC with at least [ *** ] advance written notice. PCYC may request certification of the existence and maintenance of this insurance coverage at any time.

  Intellectual Property; License Grants.

    License Grant by PCYC.

      During the term of this Agreement, and subject to the terms and conditions of this Agreement, PCYC hereby grants to DIXIE a nonexclusive, royalty-free license, without the right to sublicense, under the PCYC Technology, solely to Manufacture Products for PCYC as provided herein.

      Notwithstanding Section 11.1.1, PCYC hereby grants to DIXIE non-cancelable, royalty-free right to use IP created or discovered by DIXIE pursuant to the Prior Agreement for DIXIE's own benefit and to provide manufacturing services for third parties, except to the extent that such use would jeopardize the trade secret status of such IP or otherwise deprive PCYC of exclusivity in the use of such IP for the Products.

    [ *** ]

      [ *** ] with respect to each Product only if:

        PCYC is ordering[ *** ] or

        DIXIE has committed a Material Supply Breach with respect to such Product, and either does not submit a plan for curing such breach as described Section 3.8.1(a), or does not adhere to such plan as described in Section 3.8.1(b).

      As used in subsection (a) above, "Qualification Amount" means the quantity of a Product that a second supplier would have to Manufacture per calendar year in order to obtain and maintain its qualification by the FDA, and shall be deemed to be equal to three (3) full- scale Batches of such Product during the first full calendar year that such second supplier Manufactures such Product, and two (2) full-scale Batches of such Product per calendar year thereafter.

      Except in the cases described in Section 11.2.1 above, the Parties shall negotiate a commercially reasonable royalty for such license.

      Upon PCYC's request, DIXIE shall promptly transfer the DIXIE Technology and any updates thereto to PCYC or its designee, at DIXIE's expense.

    Ownership of IP.

      PCYC shall be the sole and exclusive owner of all IP. [ *** ] Upon request by PCYC, and without additional consideration, DIXIE agrees to promptly execute documents, testify and take such other acts at PCYC's expense as PCYC may deem necessary or desirable to procure, maintain, perfect, and enforce the full benefits, enjoyment, rights, title and interest of the IP on a worldwide basis, and to render all necessary or reasonably requested assistance in making application for and obtaining original, divisional, renewal, or reissued utility and design patents, copyrights, mask works, trademarks, trade secrets, and all other technology and intellectual property rights throughout the world related to any of the IP, in PCYC's name and for its benefit.

      DIXIE shall promptly provide PCYC with a copy of any formal invention disclosure document that relates to the IP.

      IP shall be deemed to be the confidential information of PCYC.

    [ *** ]

  Confidentiality.

    Confidentiality. Except as otherwise provided in this Agreement, all confidential or proprietary information of a Party disclosed or developed pursuant to this Agreement shall be controlled by the Confidential Disclosure Agreement entered into by the Parties effective July 22, 1998, a copy of which is attached as Schedule 12.1 hereto (the "CDA"). All such confidential or proprietary information shall be deemed "INFORMATION" as defined in the CDA, and treated confidentially in accordance with the terms of the CDA.

    Publicity. The Parties agree that, except as may otherwise be required by applicable laws, regulations, rules, or orders, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission, and except as may be authorized in Section 12.2, no information concerning this Agreement and the transactions contemplated herein shall be made public by either Party without the prior written consent of the other. The Parties agree that the public announcement of the execution of this Agreement shall be by one or more press releases mutually agreed to by the Parties. A failure of a Party to return a draft of a press release with its proposed amendments or modifications to such press release to the other Party within [ *** ] of such Party's receipt of such press release shall be deemed as such Party's approval of such press release as received by such Party. Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the Securities and Exchange Commission and any other governmental and regulatory agencies, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure.

  Term and Termination of Agreement.

    Term. This Agreement shall commence upon the Effective Date and, unless terminated sooner in accordance with the terms and conditions provided for herein, shall remain in full force and effect with respect to each Product to be Manufactured hereunder until the date which is five (5) years from the date of Regulatory Approval by the FDA of both of the Drug Substances motexafin gadolinium and motexafin lutetium. Thereafter, this Agreement will automatically renew with respect to such Product for successive two (2) year terms, subject to Section 13.2 and Article 14, unless either Party provides one (1) year written notice to the other Party prior to the expiration of the then-current term that the Agreement shall not be renewed with respect to such Product.

    Termination for Breach.

      Either Party may terminate this Agreement upon thirty (30) days prior written notice in the event of a material breach of this Agreement by the other Party which is not cured by the breaching Party within such thirty (30) day period. At the option of the non-breaching Party, such termination may be with respect to the entire Agreement, or only with respect to the Product which is the subject of such material breach.

      A Material Supply Breach shall be deemed to be a material breach of this Agreement; provided that a Material Supply Breach that is the direct result of a Force Majeure Event shall not be deemed a material breach of this Agreement, [ *** ]. PCYC shall have the right to terminate this Agreement for an uncured Material Supply Breach as described in Section 13.2.1, provided that PCYC first follows the procedures set forth in Section 3.6.1.

    Consequences of Expiration/Termination.

      Upon expiration or termination of this Agreement:

        PCYC agrees to purchase, and DIXIE agrees to sell, any quantity of Products Manufactured by DIXIE and held by DIXIE against the requirements of a Purchase Order on the effective date of termination at the applicable Purchase Price, and subject to PCYC's acceptance of such Product pursuant to Section 4.2.

        At the request of PCYC, DIXIE shall fulfill any outstanding Purchase Orders for Product using, at DIXIE's option, Materials on hand or on order by DIXIE for such Purchase Order, in accordance with the terms of this Agreement. In such event, such Product shall be purchased by PCYC at the applicable Purchase Price, and subject to PCYC's acceptance of such Product pursuant to Section 4.2

        All licenses granted pursuant to Sections 11.1 and 11.2 shall terminate;

        DIXIE shall return to PCYC all PCYC Materials currently in inventory that are not being used as set forth in subsections (a) or (b) above. PCYC shall pay the shipping costs associated therewith, except that if PCYC terminates this Agreement for DIXIE's material breach, then DIXIE shall pay such shipping costs.

        Each Party shall, within sixty (60) days of such termination, return all tangible forms of the other Party's confidential information in its possession; provided, however, that each Party may retain an archival copy of such confidential information solely for determining the scope of its confidentiality obligations hereunder.

      If this Agreement is terminated only with respect to one or more Product(s) and not in its entirety, then this Section 13.3 shall apply only with respect to such Product(s).

    Bankruptcy Rights. In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party's bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the "Bankruptcy Code") and any similar law or regulation in any other country, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including without limitation any trade secrets, patents or patent applications of a Party in any country covered by the license grants under this Agreement, are part of the "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

    Survival. The following provisions shall survive termination of this Agreement: Sections 3.2.5, 3.5, 4.4, 5.3, 6.3.1, 6.3.2, 6.3.5, 11.1.2, 11.3, 11.4, 13.3, 13.4 and 13.5, and Articles 7, 9, 12 and 15. Termination of this Agreement shall not relieve either Party of any liability which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party's right to obtain performance of any obligation.

  Force Majeure Events.

  If, by any reason of impediment such as Acts of God, war, rebellion, tumult, riot, civil commotion, insurrection, political disturbance, strike, lock-out, fire, flood, interruption of transportation, embargo, shortages of raw materials, or any other cause or event of a similar nature affecting either Party over which such Party has had no control (a "Force Majeure Event"), such Party cannot perform its obligations hereunder, it shall have the right to postpone the performance of such obligation for the duration of such Force Majeure Event. The Parties shall use all reasonable efforts to avoid or overcome the causes affecting performance, and the Party whose performance is affected by such Force Majeure Event shall fulfill all outstanding obligations as soon as possible. The affected Party shall give facsimile notice to the other Party of the occurrence of such impediment and its anticipated duration and shall subsequently notify the other Party as quickly as possible of the cessation of said cause or event. [ *** ]

  Miscellaneous.

    Notices. All notices, requests and other communications provided for herein shall be given or made in writing and shall be deemed to have been duly given if (a) delivered by hand, (b) mailed by certified mail, return receipt requested, or (c) delivered by a recognized courier service, or (d) transmitted by facsimile and confirmed by overnight delivery of a hard copy, with appropriate documentation of delivery, to the intended recipient and, in the case of mail or courier service, at the following address:

    PCYC:

    Pharmacyclics, Inc.
    995 E. Arques Avenue
    Sunnyvale, California 94086-4521
    Fax: (408) 774-0340
    Attention: Vice President, Chemical Operations
    With a copy to: General Counsel

    DIXIE:

    Dixie Chemical Company, Inc.
    P.O Box 130410
    Houston, TX 77219-0410
    Fax: (713) 863 8316
    Attention: President

    or, as to any Party, at such other address as shall be designated by such Party in a written notice to the other Party. All such communications shall be deemed to have been duly given when hand delivered, or mailed, in each case given or addressed as aforesaid.

    Independent Contractor. Nothing herein shall create any association, partnership, joint venture or the relation of principal and agent between the Parties hereto, it being understood that DIXIE is Manufacturing Products as an independent Contractor, and neither Party shall have the authority to bind the other or the others' representatives in any way. Nothing in this Agreement shall constitute DIXIE as an employee, agent, or general representative of PCYC.

    Amendments. No provision of this Agreement or of the Product Appendices attached hereto may be modified or supplemented except by an instrument in writing signed by a duly authorized of officer of each Party.

    Waiver. No failure on the part of either Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

    Headings. The article and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party's consent to a successor-in-interest to substantially all of the business assets of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.6 shall be null and void and of no legal effect. This Agreement shall be binding upon and shall inure to the benefit of each Party's successors-in-interest and permitted assigns.

    Remedies Cumulative. Unless specifically and expressly provided otherwise, the remedies provided under this Agreement are cumulative, and are not exclusive of other remedies available to a Party in law or equity.

    Complete Agreement. This Agreement, together with the Product Appendices hereto, which are hereby incorporated into and shall form part of this Agreement, represents the complete agreement between the Parties hereto as to all matters covered hereby or thereby, and supersedes any prior agreements or understanding (oral or written) between the Parties regarding the subject matter hereof.

    Severability. If, for any reason, any provision of this Agreement shall be deemed by a court of competent jurisdiction to be illegal, invalid or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired, and such provision shall be modified to the minimum extent necessary to make such provision consistent with applicable law, and in its modified form such provision shall be enforceable and enforced.

    Governing Law and Language. This Agreement shall be governed exclusively by laws of the State of [ *** ], U.S.A., as such laws apply to contracts made between, and performed entirely in that State, by [ *** ] residents, and DIXIE hereby consents to the jurisdiction of the courts of located in the State of [ *** ]. The official text of this Agreement and any appendices, exhibits and schedules hereto, or any notice given or accounts, reports or statements required by this Agreement shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

    Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves by referring the disputed matter to the President of PCYC and the President of DIXIE or their designates for discussion and resolution. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within [ *** ] of such notice the President of PCYC and the President of DIXIE or their designates shall meet for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within [ *** ] of initiating such negotiations, each Party may thereafter pursue any and all rights and remedies it may have at law or equity. If mutually agreeable, the Parties may explore alternative forms of dispute resolution, such as mediation and/or arbitration. Notwithstanding any other provision of this Section 15.11, either Party may seek a temporary restraining order or injunction against the other Party in the event of a breach of any confidentiality obligation hereunder, or to prevent a Party's wrongful use of any intellectual property hereunder.

    United States Dollars. References in this Agreement to "Dollars" or "$" shall mean the legal tender of the United States of America.

    Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

    Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against either Party, regardless of which Party is deemed to have drafted the provision at issue.

In Witness Whereof, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

DIXIE CHEMICAL COMPANY	PHARMACYCLICS, INC.
By: /s/ Gary L. Mossman	By: /s/ Richard Miller
Name: Gary L. Mossman	Name: Richard A. Miller, M.D.
Title: President	Title: President and Chief Executive Officer

Schedule 1.30

Product Appendices

SCHEDULE 12.1

Confidential Disclosure Agreement of July 22, 1998

CONFIDENTIAL DISCLOSURE AGREEMENT

THIS AGREEMENT, effective July 22, 1998, by and between Pharmacyclics, Inc. ("PHARMACYCLICS"), a corporation of the State of Delaware, having an address at 995 East Arques Avenue, Sunnyvale, California 94086-4521, and Dixie Chemical Co. Inc. ("RECEIVER"), having an address at P.O. Box 130410 Houston, Texas 77219-0410, shall govern the conditions of disclosure by PHARMACYCLICS to RECEIVER of certain confidential information relating to texaphyrin synthetic manufacturing processes, plans and requirements (hereinafter referred to as "INFORMATION").

In consideration of PHARMACYCLICS' disclosure of said INFORMATION, RECEIVER hereby agrees:

  RECEIVER shall not use such INFORMATION except for the purpose of preliminary discussions regarding RECEIVER's ability and willingness to provide texaphyrin and texaphyrin intermediate cGMP manufacturing services for PHARMACYCLICS, pursuant to which RECEIVER will provide PHARMACYCLICS with a price quotation for such services (any such services to be performed at the request of PHARMACYCLICS and pursuant to a separate written agreement).

  RECEIVER shall not disclose or transfer INFORMATION to others (except to RECEIVER's employees who reasonably require same for the purpose hereof and who are bound to protect PHARMACYCLICS' INFORMATION by like obligations as to confidentiality) without the express written permission of PHARMACYCLICS, except that RECEIVER shall not be prevented from using or disclosing INFORMATION:

    that RECEIVER can demonstrate by written records was known to RECEIVER from a source other than PHARMACYCLICS before the date of disclosure hereunder.

    that is now, or becomes in the future, publicly available other than by breach of this Agreement by RECEIVER,

    that is lawfully disclosed to RECEIVER on a non- confidential basis by a third party unless RECEIVER is aware that such third party is obligated to PHARMACYCLICS or any other party to retain such INFORMATION in confidence, or that is properly required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by RECEIVER, provided that RECEIVER shall provide PHARMACYCLICS with reasonable advance notice of any such required disclosure and cooperate with PHARMACYCLICS in minimizing the extent of any such disclosure and in seeking such protective order(s) or the like as may be available to protect the confidentiality of the INFORMATION.

  The furnishing of INFORMATION under this Agreement shall not constitute any grant, option or license to RECEIVER under any patent or other rights now or hereafter held by PHARMACYCLICS with respect to said INFORMATION. This Agreement shall not be construed to create any obligation on the part of PHARMACYCLICS to retain RECEIVER's services or to compensate RECEIVER in any manner.

  All or a portion of the INFORMATION can constitute "inside information" for securities purposes, for which RECEIVER acknowledges the responsibility to refrain from any unauthorized disclosure, trading or other such use. (A copy of PHARMACYCLICS' Insider Trading Policy will be provided on request; any questions should be addressed to Mr. Leiv Lea.)

  RECEIVER's confidentiality and non-use obligations under this Agreement shall remain in effect for [ *** ] from the effective date hereof.

  Upon completion of the preliminary discussions, RECEIVER will return to PHARMACYCLICS all copies of INFORMATION disclosed by PHARMACYCLICS, except that the RECEIVER shall have the right to retain one (1) record copy of such tangible INFORMATION in its legal files, from which to ascertain RECEIVER's continuing obligations to PHARMACYCLICS hereunder.

  The terms of this Agreement can be modified only by the mutual written agreement of the parties. This Agreement will be interpreted and enforced in accordance with the laws of California, notwithstanding the choice of law principles of California or those of any other jurisdiction. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof.

  PHARMACYCLICS shall to mark tangible proprietary INFORMATION as "CONFIDENTIAL" and to confirm verbally disclosed proprietary INFORMATION as "CONFIDENTIAL" in writing, given the understanding that failure to do so does not constitute a designation of non- confidentiality when the confidential nature is apparent from context and subject matter.

PHARMACYCLICS, INC.	DIXIE CHEMICAL COMPANY, INC.
By /s/ David A. Lowin David A. Lowin Vice President Intellectual Property Counsel Date 8/6/98	By /s/ R. G. Brown Print NameRobert G. Brown Title Vice President Date 8-14-98